EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST ANNOUNCES ACQUISITION OF
FREMONT MARRIOTT SILICON VALLEY

Acquisition Highlights:

•	Minimal CapEx needs after recent renovation of approximately $8.1 million completed in 2013

•	Fremont/Newark submarket has seen trailing 12-month RevPAR growth of 15.4% through May 2014

•	Purchase price equates to approximately 45% below replacement cost

DALLAS, July 15, 2014 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has signed a definitive agreement to acquire the 357-room Fremont Marriott Silicon Valley hotel. The acquisition is expected to close within the next 30 days. Located in the vibrant Silicon Valley submarket of the Bay Area in Northern California, the hotel features approximately 15,000 square feet of meeting space spread across 19 flexible meeting areas. Upon closing, the property will be managed by Remington Lodging. The Company intends to finance the property with approximately $37.5 million of non-recourse mortgage debt.
“We are very excited with this acquisition considering its significant upside potential. As the only full-service hotel in Fremont, the Fremont Marriott is well positioned within the marketplace to draw corporate demand from neighboring companies in Silicon Valley and the surrounding Bay Area,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “This hotel offered us an exceptional opportunity. It has a prime location in a high barrier to entry market, and the property recently completed a renovation allowing it to provide best-in-class product quality and services. With the ability to install our affiliated property manager, Remington Lodging, as the new property manager for the hotel, we expect the operating performance of the hotel to improve significantly.”
On a trailing-12 month basis, the Fremont/Newark submarket has seen RevPAR growth of 15.4% through May 2014. The robust strength of the Bay Area economy and the continued growth in the technology sector combined with increasing visitation to the area is expected to make the Bay Area and Silicon Valley one of the country’s top annual RevPAR growth markets in 2014. The hotel is located directly off Interstate 880 at the gateway to Silicon Valley, near the southern tip of the San Francisco Bay. This ideal location is home to over 1,200 high-tech, life sciences and clean technology companies headquartered in the Silicon Valley area and provides exceptional access to many popular Bay Area attractions.
Originally developed in 1999, the Fremont Marriott Silicon Valley features a sleek, modern façade with 357 well equipped guestrooms and approximately 15,000 square feet of meeting space including the 7,590 square-foot Grand Ballroom. Amenities include an indoor pool and whirlpool, 24-hour fitness center, theGREATROOM restaurant and lounge, and complimentary on-site parking.

The Fremont Marriott Silicon Valley is in exceptional condition with minimal capex needs, having already undergone several renovations, the most recent of which was an approximate $8.1 million ($23,000 per key) renovation and PIP completed in 2013. The hotel received a Renovation Excellence award from Marriott in 2012.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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